EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Second Quarter 2014 Results
Houston, Texas - July 31, 2014 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $226.2 million and $296.0 million for the three and six months ended June 30, 2014, compared to a net loss of $47.0 million and $98.7 million for the same periods in 2013, respectively.
Significant items for the three and six months ended June 30, 2014 were a loss of $178.5 million and $216.9 million, compared to a gain of $11.1 million and a loss of $10.3 million for the comparable 2013 periods, respectively. Significant items for the three and six months ended June 30, 2014 related to development expenses, loss on early extinguishment of debt, and derivative losses. Development expenses were primarily for the liquefaction facilities we are developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Liquefaction Project”). Loss on early extinguishment of debt was related to Sabine Pass Liquefaction’s write-off of debt issuance costs in connection with the early extinguishment of $2.1 billion under Sabine Pass Liquefaction’s four credit facilities (the “2013 Liquefaction Credit Facilities.”)

General and administrative expense (including affiliate) decreased by $11.4 million and $7.8 million for the three and six months ended June 30, 2014, compared to the corresponding 2013 periods, respectively, primarily due to costs incurred under certain management service agreements with wholly owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”). Sabine Pass Liquefaction and Cheniere Creole Trail Pipeline, L.P. are required to pay monthly fees to an affiliate of Cheniere based upon the capital expenditures incurred in the previous month for construction of Trains 1 through 4 of the Liquefaction Project and construction of certain modifications to the Creole Trail pipeline, respectively.

Overview of Recent Significant Events

▪
In May 2014, Sabine Pass Liquefaction issued an aggregate principal amount of $2.0 billion of 5.75% Senior Secured Notes due 2024 and $0.5 billion of 5.625% Senior Secured Notes due 2023. Net proceeds from the offering of approximately $2.5 billion were used to repay certain outstanding indebtedness under the 2013 Liquefaction Credit Facilities, and the remaining proceeds are being used to pay a portion of the capital costs in connection with the construction of the first four natural gas liquefaction trains (“Trains”) of the Liquefaction Project in lieu of a terminated portion of the commitments under the 2013 Liquefaction Credit Facilities.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six Trains, each with an expected nominal production capacity of approximately 4.5 mtpa.
The Trains are in various stages of development.

▪
Construction on Trains 1 and 2 began in August 2012, and as of June 30, 2014, the overall project for Trains 1 and 2 was approximately 69% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce liquefied natural gas (“LNG”) as early as late 2015.

▪
Construction on Trains 3 and 4 began in May 2013, and as of June 30, 2014, the overall project for Trains 3 and 4 was approximately 36% complete, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

▪
Trains 5 and 6 are under development. We have entered into SPAs for approximately 3.75 mtpa in aggregate that commence with the date of first commercial delivery for Train 5. We have received authorizations from the Department of Energy (“DOE”) to export 503 Bcf per year of LNG volumes from Trains 5 and 6 to free trade agreement (“FTA”) countries. Authorization to export LNG to non-FTA countries is pending. Federal Energy Regulatory Commission (“FERC”) authorization is also pending. We will contemplate making a final investment decision to commence construction on Trains 5 and 6 based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2015
Financing			2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2014/2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015
Commence operations	2015/2016	2016/2017	2018/2019
Distributions to Unitholders
We estimate that the annualized distribution to common unitholders for fiscal year 2014 will be $1.70 per unit.
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 1, 2014, and the related general partner distribution on August 14, 2014.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with capacity of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa. The overall project completion of Trains 1 and 2 is approximately 69% as of June 30, 2014. The overall project completion of Trains 3 and 4 is approximately 36% as of June 30, 2014. Sabine Pass Liquefaction recently began the development of Trains 5 and 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has entered into six third-party LNG SPAs that in the aggregate equate to 19.75 mtpa and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Revenues	$66,594	$66,842	$133,043	$132,406
Revenues—affiliate	734	795	1,506	1,341
Total revenues	67,328	67,637	134,549	133,747

Operating costs and expenses
Operating and maintenance expense	24,232	20,902	33,451	29,198
Operating and maintenance expense—affiliate	4,860	10,307	9,291	17,220
Depreciation expense	14,722	14,355	29,040	28,658
Development expense	3,792	3,318	7,288	6,803
Development expense—affiliate	242	611	394	1,062
General and administrative expense	4,234	2,028	7,600	5,803
General and administrative expense—affiliate	22,972	36,543	50,125	59,759
Total operating costs and expenses	75,054	88,064	137,189	148,503

Loss from operations	(7,726)	(20,427)	(2,640)	(14,756)

Other income (expense)
Interest expense, net	(43,789)	(42,016)	(84,059)	(82,278)
Loss on early extinguishment of debt	(114,335)	(80,510)	(114,335)	(80,510)
Derivative gain (loss), net	(60,178)	95,509	(94,859)	78,041
Other income (expense)	(196)	434	(64)	760
Total other expense	(218,498)	(26,583)	(293,317)	(83,987)

Net loss	$(226,224)	$(47,010)	$(295,957)	$(98,743)

Net loss attributable to the Creole Trail Pipeline Business	$—	$(9,148)	$—	$(18,394)
Net loss attributable to partners	$(226,224)	$(37,862)	$(295,957)	$(80,349)

Basic and diluted net income (loss) per common unit	$(0.85)	$0.11	$(0.91)	$0.21
Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,079	57,079	57,079	51,345

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$307,487	$351,032
Restricted cash and cash equivalents	357,793	227,652
LNG inventory	5,800	10,430
Other current assets (2)	15,122	24,014
Non-current restricted cash and cash equivalents	1,849,424	1,025,056
Property, plant and equipment, net	7,815,072	6,383,939
Debt issuance costs, net	259,716	313,944
Non-current derivative assets	20,236	98,123
Other assets	81,790	82,593
Total assets	$10,712,440	$8,516,783

Current liabilities (2)	381,497	265,887
Long-term debt, net of discount	8,987,850	6,576,273
Deferred revenue	15,500	17,500
Other liabilities (2)	33,314	17,379
Total partners’ capital	1,294,279	1,639,744
Total liabilities and partners’ capital	$10,712,440	$8,516,783

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission.

(2)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259